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                                                                    Exhibit 3.1

                                  AMENDMENT TO
                                    BYLAWS OF
                            JAG MEDIA HOLDINGS, INC.


The Bylaws of the Corporation are hereby amended as follows effective January 24, 2003:

1. Article V, Section .02, of the Corporation's Bylaws is amended to add a final sentence so that it shall read in full as follows:

"02.     TRANSFERS.

         Shares may be transferred by delivery of the certificates therefor, accompanied either by an assignment in writing on the back of the certificates or by a written power of attorney to assign and transfer the same signed by the record holder of the certificate. Except as otherwise specifically provided in these Bylaws, no shares shall be transferred on the books of the Corporation until the outstanding certificate therefor has been surrendered to the Corporation. In addition, all shares shall be transferred on the books of the Corporation by recording thereon the relevant number of shares and the name(s) of the new record and beneficial owner(s), who shall also be named on the face of the certificate certifying as to his (their) ownership of such shares."

2. Except as amended hereby, the Bylaws of the Corporation shall remain in full force and effect.





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